The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated October 18, 2023 PRICING SUPPLEMENT No. ELN2040 dated October __, 2023	Filed Pursuant to Rule 433 Registration Statement No. 333-264388
(To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

■	Linked to the Invesco DB Commodity Index Tracking Fund (the "Fund")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■ If the price of the Fund increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the price of the Fund from the starting price, subject to a maximum return at maturity of at least 49.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,490.00

■ If the price of the Fund does not change or decreases but the decrease is not more than the buffer amount of 20%, you will receive the face amount

■ If the price of the Fund decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount

■	Investors may lose up to 80% of the face amount
■

All payments on the securities are subject to credit risk, and you will have no ability to pursue the Fund or any commodity futures contracts or securities held by the Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $947.40 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	Up to $28.25	At least $971.75
Total

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	Invesco DB Commodity Index Tracking Fund (the "Fund").
Fund Underlying Index:	With respect to the Invesco DB Commodity Index Tracking Fund, DBIQ Optimum Yield Diversified Commodity Index Excess Return
Pricing Date*:	October 20, 2023.
Issue Date*:	October 25, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.

Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•     if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i) $1,000 × fund return × upside participation rate; and

(ii) the maximum return;

•     if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•     if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

Stated Maturity Date*:	November 25, 2026, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$ , the fund closing price of the Fund on the pricing date.
Fund Closing Price:	The fund closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement.
Ending Price:	The "ending price" will be the fund closing price of the Fund on the calculation day.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 49.00% of the face amount per security ($490.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,490.00 per security.
Threshold Price:	$ , which is equal to 80% of the starting price.
Buffer Amount:	20%
Upside Participation Rate:	100%
Fund Return:	The "fund return" is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Calculation Day*:	November 18, 2026, subject to postponement.

PRS-2

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $28.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06375MFW0

________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-877-369-5412.

PRS-4

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 100% exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum return at maturity of at least 49.00% (to be determined on the pricing date) of the face amount;

▪	desire to limit downside exposure to the Fund through the buffer amount;

▪	are willing to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 80%, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Fund and securities held by the Fund; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending price may decrease from the starting price by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the Fund;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Fund;

▪	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled "The Invesco DB Commodity Index Tracking Fund " below.

PRS-6

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price relative to the starting price and the other terms of the securities. Because the price of the Fund will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Fund in excess of the buffer amount. The threshold price is 80% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 80%, of the face amount per security at maturity. This is the case even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.

The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue shares of the Fund or any commodity futures contracts or securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

PRS-8

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Fund, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the four-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this four-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Fund; interest rates; volatility of the Fund; time remaining to maturity; and dividend yields on the securities held by the Fund. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

PRS-9

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Fund

The Maturity Payment Amount Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Fund. Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the commodity futures contracts and securities held by the Fund for a period similar to the term of the securities because you will not receive any distributions or any other payments paid on those commodity futures contracts and securities. As a holder of the securities, you will not have any rights that holders of the commodity futures contracts and securities held by the Fund would have.

•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Performance Of The Fund.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Conversely, certain foreign exchanges do not have limit prices and, accordingly, there is no limit on the amount by which the price of a designated contract may decline on a single day. These circumstances could adversely affect the price of shares of the Fund and therefore, the value of the securities.

PRS-10

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The securities are our debt obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts or options on futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute either an investment in futures contracts or options on futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”) or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Possible Regulatory Changes Could Adversely Affect The Performance Of The Fund.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures market to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity and futures markets. These changes could impact the price and volatility of shares of the Fund, which could in turn adversely affect the value of the securities.

Commodity Futures Prices May Change Unpredictably, Affecting The Closing Price Of The Fund In Unforeseeable Ways.

Trading in commodity futures contracts underlying the Fund is speculative and can be extremely volatile. A decrease in the price of any of the commodities upon which the futures contracts that compose the Fund are based may have a material adverse effect on the return on an investment in the securities. Market prices of the commodities on which the futures contracts that compose the Fund are based may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and in exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price volatility of each commodity also affects the value of the futures and forward contracts related to that commodity and therefore its price at any such time. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the particular commodity in question. In respect of commodities in the energy sector, due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy prices are subject to rapid price increases in the event of perceived or actual shortages. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Fund are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the Fund. It is not possible to predict the aggregate effect of all or any combination of these factors.

Some Of The Commodities Underlying The Fund Will Be Subject To Pronounced Risks Of Pricing Volatility.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, in the calculation of the Fund, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month in the calculation of the Fund, and can have further pronounced pricing volatility during extended periods of low liquidity. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. Due to the significant level of continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages. These factors (when combined or in isolation) may affect the price of futures contracts and, as a consequence, the value of the Fund and the return on the securities.

PRS-11

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

The Fund Does Not Offer Direct Exposure To Commodity Spot Prices.

The closing price of the Fund is intended to track generally the performance of commodity futures contracts on physical commodities included in the fund underlying index, not physical commodities (or their spot prices). The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. There is typically some deviation between changes in the price of a futures contract and changes in the spot price of the relevant commodity. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. As a result, the performance of the Fund may differ from, and be less favorable than, the spot price return of the relevant commodities.

The Fund May Be Adversely Affected By “Negative Roll Yields” In “Contango” Markets, Which May Have A Negative Impact On Its Performance.

The Fund is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Fund approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the Fund is able to maintain continuing exposure to futures contracts.

The “rolling” feature of the Fund creates the potential for a significant negative effect on the price of the Fund — which we refer to as a “negative roll yield”— that is independent of the performance of the spot prices of the relevant underlying commodities. The “spot price” of a physical commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery of that commodity on a specified date in the future. The Fund would be expected to experience negative roll yield if futures prices tend to be greater than the spot prices for the relevant underlying commodities. A market where futures prices are greater than spot prices is referred to as a “contango” market. Futures prices of a commodity may be greater than spot prices of that commodity for a variety of reasons, including costs of storing the relevant commodity until the delivery date, financing costs and market expectations that future spot prices may be higher than current spot prices. As any futures contract approaches expiration, its value will approach the spot price of the relevant commodity, because by expiration it will effectively represent a contract to buy or sell the relevant commodity for immediate (or “spot”) delivery. Therefore, if the futures market for a commodity is in contango, then the value of a futures contract for that commodity would tend to decline over time (assuming the spot price for that commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the futures market for a commodity is in contango and the spot price of that commodity remains constant, the Fund would enter into a position in a futures contract for the relevant commodity at the higher contango futures price and then unwind that position near the lower spot price just prior to expiration of that contract, and then enter into a position in a new futures contract for the relevant commodity at the higher contango futures price and unwind that position near the lower spot price, and so on over time, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

As discussed in more detail below in the section called "Invesco DB Commodity Index Tracking Fund—DBIQ Optimum Yield Diversified Commodity Index Excess Return™," the fund underlying index uses a rolling methodology that seeks to maximize the roll benefits in backwardated markets and to minimize the losses from rolling in contangoed markets. There can be no assurance that these outcomes will be obtained.

The Prices Of Commodities Are Volatile And Are Affected By Numerous Factors, Some Of Which Are Specific To The Commodity Sector For Each Commodity Futures Contracts Held By The Fund.

A change in the price of any of the commodity futures contracts underlying the Fund may have a material adverse effect on the value of the Fund and the securities. Commodities futures contracts are subject to the effect of numerous factors, certain of which are specific to the commodity sector for each commodity futures contract underlying the Fund, as discussed below.

•	Agricultural Sector. Global prices of agricultural commodities, including corn, soybeans, sugar and wheat, are primarily affected by the global demand for and supply of those commodities but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors, such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities, such as wheat, corn and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

PRS-12

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

•	Energy Sector. Global prices of energy commodities, including WTI crude oil, Brent crude oil, RBOB gasoline, heating oil and natural gas, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodity futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of the Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and more subject to dislocation than are prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity and will tend to reflect general economic conditions.

•	Industrial Metals Sector. Global prices of industrial metals commodities, including aluminum, copper and zinc, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest rates and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.

•	Precious Metals Sector. Global prices of precious metals commodities, including gold and silver, are primarily affected by the global demand for and supply of those commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for precious metals is significantly influenced by the level of global industrial economic activity. Prices for precious metals are affected by governmental programs and policies, national and international political and economic events, expectations with respect to the rate of inflation, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. Sudden disruptions in the supplies of precious metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of precious metals futures contracts to become extremely volatile and unpredictable. In addition, prices for precious metals can be affected by numerous other factors, including jewelry demand and production levels.

An Increase In The Margin Requirements For Commodity Futures Contracts Included In The Fund May Adversely Affect Its Closing Price.

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in commodity futures contracts underlying the Fund, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant commodity futures contracts to decline significantly. In addition, prices of the relevant futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. As a result, the closing price of the Fund and the value of the securities may be adversely affected.

The Fund May Be Subject To Risks Associated With Foreign Commodity Exchanges.

Investments in futures contracts that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

PRS-13

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Currency Exchange Fluctuations May Negatively Affect The Market Prices Of The Futures Contracts Underlying The Fund, Which May Negatively Affect Its Performance.

The market prices for the commodity futures contracts underlying the Fund are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such futures contracts for foreign consumers, thereby reducing demand for those futures contracts and affecting the market prices of those futures contracts. As a result, the price of shares of the Fund and an investment in the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

Our Offering Of The Securities Is Not A Recommendation of the Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or our respective affiliates believe investing in an instrument linked to the Fund is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the Fund or in instruments related to the Fund, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Fund. There and other activities of our affiliates or of Wells Fargo or its affiliates may affect the price of the Fund in a way that negatively affects your return on the securities.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

PRS-14

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-15

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under "Terms of the Securities" above in the final pricing supplement. For historical data regarding the actual closing prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	100%
Hypothetical Maximum Return:	49.00% or $490.00 per security (the lowest maximum return that may be determined on the pricing date)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$80.00 (80% of the hypothetical starting price)
Buffer Amount:	20%

Hypothetical Payout Profile

80%
60%
49%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
100% of Fund return,
to maximum return
20% buffer amount
Security Return at Maturity
Fund Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Fund Return

PRS-16

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Hypothetical Returns

Hypothetical ending price	Hypothetical fund return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,490.00	49.00%
$175.00	75.00%	$1,490.00	49.00%
$150.00	50.00%	$1,490.00	49.00%
$149.00	49.00%	$1,490.00	49.00%
$125.00	25.00%	$1,250.00	25.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$79.00	-21.00%	$990.00	-1.00%
$70.00	-30.00%	$900.00	-10.00%
$60.00	-40.00%	$800.00	-20.00%
$50.00	-50.00%	$700.00	-30.00%
$25.00	-75.00%	$450.00	-55.00%
$0.00	-100.00%	$200.00	-80.00%

(1)	The fund return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-17

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	10.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)        the maximum return of $490.00

On the stated maturity date you would receive $1,100.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$170.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	70.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

$1,000 × 70.00% × 100.00%

= $700.00; and

(ii)        the maximum return of $490.00

On the stated maturity date you would receive $1,490.00 per security, which is the maximum maturity payment amount.

PRS-18

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

Example 3. The maturity payment amount is equal to the face amount:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$90.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	-10.00%

Because the hypothetical ending price is less than the starting price, but is not less than the threshold price, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the face amount:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (fund return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 20%)]

= $700.00

On the stated maturity date you would receive $700.00 per security.

PRS-19

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

The Invesco DB Commodity Index Tracking Fund

Historical Information

We obtained the closing prices of the Invesco DB Commodity Index Tracking Fund in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2018 to October 16, 2023. The closing price on October 16, 2023 was $24.77. The historical performance of the Fund should not be taken as an indication of its future performance of the during the term of the securities.

PRS-20

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

We have derived the following information regarding the Fund and the Fund Underlying Index from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates have made any due diligence inquiry with respect to the Fund or the Fund Underlying Index in connection with the offering of the securities.

The selection of the Fund and the Fund Underlying Index is not a recommendation to invest in this asset. Neither we nor any of our affiliates make any representation to you as to the performance of the Fund or the Fund Underlying Index. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 relating to the Fund may be obtained through the SEC’s website at http://www.sec.gov.

Invesco DB Commodity Index Tracking Fund

The Invesco DB Commodity Index Tracking Fund is a Delaware statutory trust whose investment objective is to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Diversified Commodity Index Excess Return™ (the “fund underlying index”) over time, plus the excess, if any, of the Invesco DB Commodity Index Tracking Fund’s interest income from its holdings of United States Treasury and other high credit quality short-term fixed income securities over the expenses of the Invesco DB Commodity Index Tracking Fund. The Invesco DB Commodity Index Tracking Fund pursues its investment objective by investing in a portfolio of exchange-traded futures contracts on the commodities composing the underlying index. The Invesco DB Commodity Index Tracking Fund’s portfolio also includes United States Treasury securities and other high credit quality short-term fixed income securities. The DBIQ Optimum Yield Diversified Commodity Index Excess Return™ is a commodity index that is designed to measure the performance of a rolling position in futures contracts on 14 physical commodities.

The Invesco DB Commodity Index Tracking Fund is a commodity pool as defined in the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the “CFTC”). Invesco Capital Management LLC serves as the Invesco DB Commodity Index Tracking Fund’s managing owner, commodity pool operator and commodity trading advisor and is a commodity pool operator registered with the CFTC. The Invesco DB Commodity Index Tracking Fund is not an investment company registered under the Investment Company Act of 1940, as amended. Information provided to or filed with the SEC by the Invesco DB Commodity Index Tracking Fund under the Securities Act of 1933, as amended, can be located by reference to SEC file number 001-32726 and can be accessed through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this terms supplement. The Invesco DB Commodity Index Tracking Fund trades on the NYSE Arca, Inc. under the ticker symbol “DBC.”

Please refer to the section “The DBIQ Optimum Yield Diversified Commodity Index Excess Return™” below for additional information.

We have derived all information regarding the Invesco DB Commodity Index Tracking Fund from publicly available information and have not independently verified any information regarding the Invesco DB Commodity Index Tracking Fund. This terms supplement relates only to the securities and not to the Invesco DB Commodity Index Tracking Fund. We make no representation as to the performance of the Invesco DB Commodity Index Tracking Fund over the term of the securities.

The securities represent our obligations only. The sponsor of the Invesco DB Commodity Index Tracking Fund, Deutsche Bank Securities, Inc. (the “sponsor”), is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

DBIQ Optimum Yield Diversified Commodity Index Excess Return™

The following information regarding the, including, without limitation, its make-up, method of calculation and changes in its components, is based on publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The fund underlying index is calculated, maintained and published by the sponsor. The sponsor has no obligation to continue to publish, and may discontinue the publication of, the fund underlying index.

The fund underlying index is intended to reflect the changes in market value, positive or negative, of certain commodities. The fund underlying index is (i) calculated on an excess return, or unfunded basis and (ii) rolled in a manner which is aimed at potentially maximizing the roll benefits in backwardated markets and minimizing the losses from rolling in contangoed markets. Futures contracts on the following commodities are included in the fund underlying index: Light Sweet Crude Oil (WTI), Heating Oil, Reformulated Blendstock for Oxygenate Blending (“RBOB”) Gasoline, Natural Gas, Brent Crude, Gold, Silver, Aluminum, Zinc, Copper Grade A, Corn, Wheat, Soybeans, and Sugar. We refer to each of these commodities as an "index commodity".

Index Composition

The fund underlying index is composed of notional amounts of each of the index commodity futures contracts. The notional amounts of each index commodity futures contract included in the fund underlying index are broadly in proportion to historical levels of the world’s production and supplies of the index commodities.

PRS-21

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

The fund underlying index is rebalanced annually in November to ensure that each of the index commodities is weighted in the same proportion that such index commodities were weighted on September 3, 1997, which was the base date. The following table reflects the index base weights of each index commodity on the base date:

Index Commodity	Index Base Weight
Light Sweet Crude Oil (WTI)	12.375%
Heating Oil	12.375%
RBOB Gasoline	12.375%
Natural Gas	5.500%
Brent Crude	12.375%
Gold	8.000%
Silver	2.000%
Aluminum	4.167%
Zinc	4.167%
Copper – Grade A	4.167%
Corn	5.625%
Wheat	5.625%
Soybeans	5.625%
Sugar	5.625%

Futures contracts on the index commodities are traded on the following futures exchanges: Light Sweet Crude Oil (WTI), Heating Oil, RBOB Gasoline and Natural Gas: New York Mercantile Exchange; Brent Crude: ICE Futures Europe; Gold and Silver: Commodity Exchange Inc., New York; Aluminum, Zinc and Copper Grade A: The LME; Corn, Wheat and Soybeans: Board of Trade of the City of Chicago Inc.; and Sugar: ICE Futures U.S., Inc.

The composition of the fund underlying index may be adjusted in the event that the sponsor is not able to calculate the closing prices of the futures contracts on the index commodities.

The fund underlying index includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced. With respect to each index commodity, the fund underlying index employs a rule-based approach when it “rolls” from one futures contract to another. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each index commodity rolls to the futures contract which generates the best possible “implied roll yield.” The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the fund underlying index. As a result, the fund underlying index is able to potentially maximize the roll benefits from an Index Commodity in backwardated markets (i.e., prices are higher for contracts with shorter-term expirations than those with longer-term expirations, a condition that is typically associated with commodities that are consumed quickly instead of being held in storage) and minimize the losses from rolling in contangoed markets (i.e., prices are higher in distant delivery months than in nearer delivery months, typically due to costs associated with storing a given physical commodity for a longer period).

In general, rolling in a backwardated market will tend to increase an index commodity’s contribution to the index closing level while rolling in a contangoed market will tend to decrease an index commodity’s contribution to the index closing level.

On the first index business day (defined as a day on which the relevant exchange is open for business) of each month (the “verification date”), each index commodity futures contract will be tested for continued inclusion in the fund underlying index. If the index commodity futures contract requires delivery of the underlying commodity in the next month (the “delivery month”), a new index commodity futures contract will be selected for inclusion in the fund underlying index. For example, if the first index business day is May 1 of the current year and the delivery month of the index commodity futures contract currently in the underlying index is June of the current year, a new index commodity futures contract with a later delivery month will be selected.

For each fund underlying index commodity in the fund underlying index, the new index commodity futures contract selected will be the index commodity futures contract with the best possible “implied roll yield” based on the closing price for each eligible index commodity futures contract. Eligible index commodity futures contracts are any index commodity futures contracts having a delivery month (i) no sooner than the month after the delivery month of the index commodity futures contract currently in the fund underlying index, and (ii) no later than the 13th month after the verification date. For example, if the first index business day is May 1 of the current year and the delivery month of an index commodity futures contract currently in the fund underlying index is June of the current year, the delivery month of an eligible new index commodity futures contract must be between July of the current year and July of the following year. The implied roll yield is then calculated and the futures contract on the index commodity with the best possible implied roll yield is selected. If two futures contracts have the same implied roll yield, the futures contract with the fewest number of months prior to the exchange expiry month is selected.

PRS-22

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

After the futures contract selection, the monthly roll for each index commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract. This takes place between the second and sixth index business day of the month.

On each day during the roll period, new notional holdings are calculated. The calculations for the old index commodity futures contracts that are leaving the fund underlying index and the new index commodity futures contracts that are being added to the fund underlying index are then calculated. On all days that are not monthly index roll days, the notional holding of each index commodity futures contract remains constant.

Calculation of the Index Level

The fund underlying index is re-weighted on an annual basis on the 6th index business day of each November. The fund underlying index level is expressed as the weighted average return of the index commodity futures contracts. The closing level of the fund underlying index is calculated by Deutsche Bank Securities, Inc. (the "index sponsor") based on the closing prices of the futures contracts for each of the index commodities and the notional amount of such index commodity futures contracts.

The futures contract price for each index commodity will be the exchange closing price for such index commodity futures contract on each index business day. If a weekday is not an exchange business day (defined as, with respect to an index commodity, a day that is a trading day for such index commodity on the relevant exchange (unless an index disruption event or force majeure event has occurred)) but is an index business day, the exchange closing price from the previous index business day will be used for each index commodity.

The fund underlying index has been calculated back to the base date. On the base date, the closing level was 100.

The fund underlying index is calculated in USD.

PRS-23

Market Linked Securities-Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Invesco DB Commodity Index Tracking Fund due November 25, 2026

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, subject to potential application of Section 1260 of the Code, discussed below, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held your securities for more than one year.

We refer you to the discussion in the product supplement under "United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code" for the consequences that may result under Section 1260 of the Code, including the possible recharacterization as ordinary income of any long-term capital gain (the "Excess Gain") recognized by a U.S. holder in respect of a security and the possible interest charge applicable to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for such U.S. holder in taxable years prior to the taxable year of the sale or maturity of the securities. The Fund is a type of financial asset described under Section 1260 of the Code. Prospective investors are urged to consult with their tax advisors regarding the potential application of Section 1260 of the Code to their investment in the securities.

Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders" in the product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities (for example, upon the Fund rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-24